Exhibit 4.19

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT VIVOPOWER PLC CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. OMISSIONS ARE DESIGNATED WITH [***]

THIS WARRANT AND THE SHARES ISSUABLE ON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION.

WARRANT AGREEMENT

AWN Holdings Limited and VivoPower PLC

1,200,000 Cashless Warrants at US$1.00 per Share

This Agreement is made on [***] (Effective Date).

1.	Parties

(1) AWN Holdings Limited (ACN [***]) of [***] (AWN or the Holder).

(2) VivoPower PLC (company number [***]), a public limited company incorporated in England and Wales, of [***] (the Company).

2.	Background

A. The Company owes AWN a shareholder loan, accrued interest and accounts payable (together, the Loan). Part of the Loan had fallen due for repayment.

B. At the Company’s request, AWN agreed to extend the due date of that part of the Loan (the Extension), in return for compensation from the Company.

C. The Company and AWN agreed that the compensation would be paid by the Company issuing cashless warrants to AWN on the terms of this Agreement. The independent directors of both the Company and AWN approved this, with any conflicted director recused.

3.	Definitions

In this Agreement:

Term	Meaning
Business Day	A day other than a Saturday, Sunday or public holiday in London or New York
Exercise Period	From the Issue Date until all of the Warrants have been exercised
Exercise Price	US$1.00 per Share, as adjusted under clause 7
Fair Market Value	The closing price of a Share on Nasdaq on the Business Day before the exercise date
Issue Date	The date the Warrants are issued under clause 5.2
Notice of Exercise	A notice in the form in Schedule A
Shares	Ordinary shares of nominal value US$0.12 each in the Company

Term	Meaning
Trading Day	A day on which Nasdaq is open for trading
Warrant	A warrant issued under this Agreement giving the Holder the right to acquire one Share
Warrant Shares	The Shares issued on exercise of the Warrants

Headings are for convenience only. “Including” means “including without limitation”.

4.	Loan extension and compensation

4.1 AWN agrees that the due date of the said loan is extended until payable by the Company.

4.2 Apart from the new due date, the terms of the Loan do not change. Interest keeps accruing at the existing rate of 12% per year until repayment.

4.3 The agreed value of the compensation for the Extension is US$1.14m, being US$9.5m at 12% per year for 12 months and US$60,000 as a fixed penalty (the Compensation Value).

4.4 The Company pays the Compensation Value in full by issuing the Warrants under clause 5. No cash is payable by either Party for the Extension or for the Warrants.

4.5 Nothing in this Agreement waives any amount owing to AWN under the Loan.

5.	Grant of Warrants

5.1 The Company grants to AWN 1,200,000 cashless Warrants (the Warrants). Each Warrant gives the Holder the right to acquire one Share at the Exercise Price.

5.2 Within 10 Business Days after the Effective Date, the Company must enter AWN in its register of warrant holders and deliver a warrant certificate to AWN.

5.3 The Company must keep enough authorised but unissued Shares available, free of pre-emption rights, to satisfy exercise of all outstanding Warrants.

6.	Exercise

6.1 How to exercise. The Holder may exercise all or any of the Warrants at any time during the Exercise Period by delivering a signed Notice of Exercise to the Company.

6.2 Payment. At the Holder’s option, the Holder may pay the Exercise Price either:

(a)	in cash, by wire transfer of US dollars; or

(b)	by cashless exercise, in which case the Holder receives the number of Warrant Shares calculated as:

X = (A − B) × Y ÷ A

where X is the number of Warrant Shares to be issued, A is the Fair Market Value, B is the Exercise Price, and Y is the number of Warrants being exercised.

6.3 No fractional shares. Any fraction of a Warrant Share is rounded up to the nearest whole Share.

6.4 Delivery. Within ten Trading Days after receiving a Notice of Exercise, the Company must deliver the Warrant Shares to the Holder’s DWAC account or, if DWAC is not available, by share certificate, and enter the Holder in its register of members.

6.5 Ranking. Warrant Shares will be fully paid and rank equally with the existing Shares.

6.6 Partial exercise. If the Holder exercises only some of the Warrants, the Company must issue a new certificate for the balance.

6.7 Taxes. The Company pays any stamp duty or issue tax on the Warrant Shares. The Holder is responsible for its own taxes.

7.	Adjustments

7.1 Splits and reclassifications. If the Company pays a dividend in Shares, subdivides or consolidates its Shares, or reclassifies its share capital, the number of Warrant Shares and the Exercise Price are adjusted proportionately to preserve the Holder’s economic position.

7.2 Distributions. If the Company distributes assets, securities or rights to its shareholders, the Holder is entitled to participate as if it had exercised the Warrants in full immediately before the record date.

7.3 Fundamental transactions. If the Company merges, consolidates, sells substantially all of its assets, or undergoes a reorganisation resulting in a change of control, the Holder may on exercise receive the same consideration as holders of Shares.

7.4 Notice. The Company must promptly notify the Holder in writing of any adjustment.

8.	Transfer and register

8.1 The Warrants may not be sold or transferred except in compliance with applicable securities laws. Any transfer must be requested in writing to the Company.

8.2 The Company must keep a register of warrant holders and may treat the registered holder as the absolute owner for all purposes.

8.3 On any transfer, split or partial exercise, the Company must issue new certificates for the remaining Warrants.

9.	No rights as shareholder

Until the Warrants are exercised and the Warrant Shares are issued, the Holder has no rights as a shareholder of the Company, including voting rights, dividends or other distributions.

10.	End of Warrants

The Warrants and all rights under them end once the Holder has exercised all of the Warrants.

11.	General

11.1 Notices. Notices must be in writing and delivered by email, hand, courier or registered mail to the addresses the Parties notify to each other. An email notice is received on confirmation of delivery.

11.2 Amendment. This Agreement may only be amended or waived in writing signed by both Parties.

11.3 Costs. Each Party bears its own costs. The Company bears the cost of issuing the Warrants and Warrant Shares.

11.4 Severability. If any provision is invalid, the rest of this Agreement remains in force.

11.5 Counterparts. This Agreement may be signed in counterparts and by electronic signature.

11.6 Governing law. This Agreement is governed by the laws of England and Wales. The Parties submit to the non-exclusive jurisdiction of the English courts.

Signed

For and on behalf of AWN Holdings Limited (ACN [***]) under section 127 of the Corporations Act 2001 (Cth):

Director	Director / Company Secretary

Name: [***]	Name:

Date: [***]	Date:

For and on behalf of VivoPower PLC:

Director	Director

Name: [***]	Name: [***]

Date: [***]	Date: [***]

Schedule A

NOTICE OF EXERCISE

To: VivoPower PLC, [***]

From: AWN Holdings Limited

Date: ________________

1. AWN Holdings Limited elects to exercise 1.2m Warrants under the Warrant Agreement between AWN Holdings Limited and VivoPower PLC.

2. Payment is made by (tick one):

☐ cash, by wire transfer of the Exercise Price in US dollars; or

☐ cashless exercise under clause 6.2(b) of the Warrant Agreement.

3. Please issue the Warrant Shares in the name of AWN Holdings Limited (or the nominee below) and deliver them to:

Name:
DWAC Account Name:
Account Number:
DTC Number:

AWN Holdings Limited

By:
Name:
Title: